Exhibit 4.21

Amendment Number Six to the

North Fork Bancorporation, Inc.

401(k) Retirement Savings Plan

The North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan (as amended and restated generally effective as of January 1, 2002) (the “Plan”) is hereby amended in the following respects, effective as of January 1, 2002.

1. Section 3.4 of the Plan is hereby amended to change the first sentence to read as follows:

“For each Plan Year in which the Plan is not a “safe-harbor plan” within the meaning of Section 401(k)(12) of the Code, notwithstanding the foregoing provisions of this Article III, the Committee shall limit the amount of Before-tax Contributions made on behalf of each Highly Compensated Employee for each Plan Year to the extent necessary to ensure that either of the following tests is satisfied:”

2. Section 3.9 of the Plan is hereby amended to delete the first sentence in its entirety and to insert the following two new sentences in lieu thereof to read as follows:

“Effective for Plan Years beginning on and after January 1, 2002, (until otherwise amended) the Plan shall constitute a “safe-harbor plan” within the meaning of Section 401(k)(12) of the Code. The Plan shall comply with the Notice Requirement, the Contribution Requirement, Vesting Requirement and Withdrawal Restriction in subsections (a), (b), (c) and (d) as set forth below.”

3. Section 4.2 of the Plan is hereby amended to change the first sentence to read as follows:

“For each Plan Year in which the Plan is not a “safe-harbor plan” within the meaning of Section 401(m)(11) of the Code, notwithstanding the foregoing provisions of this Article IV, the Committee shall limit the amount of Bank Matching Contributions made on behalf of each Highly Compensated Employee for each Plan Year to the extent necessary to ensure that either of the following tests is satisfied:”

4. Section 4.3 of the Plan is hereby amended to delete the first sentence in its entirety and to insert the following two new sentences in lieu thereof to read as follows:

“Effective for Plan Years beginning on and after January 1, 2002, (until otherwise amended) the Plan shall constitute a “safe-harbor plan” within the meaning of Section 401(m)(11) of the Code. The Plan shall comply with the Notice Requirement, the Contribution Requirement, Vesting Requirement and Withdrawal Restriction described in Section 3.9, and the Special Limitation on Matching Contributions set forth below.”

IN WITNESS WHEREOF, NORTH FORK BANCORPORATION, INC. has caused this Amendment to be executed by its duly authorized officer effective as of the dates above referenced.

NORTH FORK BANCORPORATION, INC.

Date Signed: , 2005

By:	/s/ Daniel Healy
Daniel Healy Executive Vice President and Chief Financial Officer

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